FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FOURTH QUARTER AND FISCAL 2015 FINANCIAL RESULTS

Consumer Demand for Healthy Foods Remain ns Robust
Company on Track to Achieve Synergy Target
Reiterates 2016 Operatio onal Goals

Toronto, March 1, 2016 - SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the fourth quarter and fiscal year ended ended January 2, 2016 and provided an update on its business transformation and operational goals for 2016. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Full Year 2015 and Recent Highlights:

•	Three strategic acquisitions to transform the Company:
	o	Completed the transformative acquisition of Sunrise Growers, immediately providing scale and market leadership in the private label frozen fruit category
	o	Acquired Citrusource and fully integrated produduction into expanded San Bernardino juice processing facility
	o	Integrated the acquisition of Niagara Natural and repositioned Healthy Snack portfolio to provide a turn-key private label solution for retailers
•	Specific actions to further optimize the business:
	o	Entered into a definitive agreement to divest interest in Opta Minerals, expected to close in Q2
	o	Closing Buena Park frozen fruit processing facility at the end of Q1 consolidating volume in our other facilities – accelerating realization of synergy targets
	o	Resetting management incentive program around margin improvement goals and debt reduction targets
•	Long term capital structure secured:
	o	$350 million revolving asset-based credit facility at competitive rates maturing in 2021
	o	Second lien debt secured through 2022 at no more than 9.5% interest rate
	o	Expects to de-lever 1.0 to 1.5 times over the next 12 to 18 months

“We have completed a transformational year, repositioning our business with three strategic acquisitions and major capital projects to expand our capacity and capabilities in each of our three Consumer Products commercial platforms: Healthy Fruit, Healthy Snacks and Healthy Beverages. The recently announced sale of Opta Minerals removes the most significant non-core business from the portfolio, clearly reinforcing our position as a leading pure-play healthy foods company. Our fourth quart ter results were impacted by a number of one-time charges and unfortunate operational events, but we are confident the issues have been addressed and should not impact our overall targets for 2016. We are intensely focused on strengthening operational efficiency and execution, expanding margins, optimizing our portfolio and business structure and reducing our leverage ratio. We are shaping SunOpta to take advantage of very attractive market opportunities and look forward to achieving our 2016 goals for the benefit of all shareholders,” said Rik Jacobs, President and Chief Executive Officer of SunOpta Inc.

Fourth Quarter 2015 Results

The Consumer Products segment generated revenues from external customers of $172.9 million in the quarter, versus $108.7 million in the prior year, driven primarily by the acquisitions of Sunrise Growers, Niagara Natural and Citrusource, as well as growth in aseptic beverages, offset by lower sales of contract manufactured non-aseptic beverages and healthy snacks.

Jacobs continued, “We began to see incremental growth from our expanded aseptic capabilities, including 5% sequential growth when compared to the third quarter and 9% compared to the same quarter last year. The acquisition of Sunrise Growers, which closed during the quarter, contributed in line with expectations to EBITDA, and we have accelerated on delivering our targeted $5 million to $7 million of synergy savings in 2016 including the planned closure of the Buena Park processing facility by the end of the first quarter of 2016. We have also secured a number of contracts in our aseptic beverage platform as a result of our expanded national footprint.”

The Global Ingredients segment reported quarterly revenues from external customers of $143.5 million, versus $141.8 million a year earlier. Global Ingredients returned to growth during the quarter, despite the decline in the euro, sale of sunflower assets in the prior year, and the pass-through of lower commodity prices. Adjusting for currency and commodity price changes, as well as rationalized product lines, revenues increased 4.2% on a normalized basis during the fourth quarter.

“Global Ingredients continued to enjoy strong momentum of internationally sourced organic ingredients that has helped to mitigate the pressure from commodities and currencies in the quarter,” Jacobs added.

Consolidated revenues for the fourth quarter increased 26.3% to $316.4 million compared to $250.6 million for the fourth quarter of 2014. After adjusting for the impact of changes including commodity prices, foreign exchange rates, acquired businesses and product rationalizations, consolidated revenues increased 5.5% on a normalized basis.

Operating loss¹ was $1.7 million, or 0.6% of revenues, compared to operating income of $4.2 million, or 1.7% of revenues in the fourth quarter of 2014. Fourth quarter performance was impacted by a number of items that the Company believes are not reflective of normal operations. During the quarter the Company recorded reserves for inventory in addition to realizing low margin sales in an effort to reduce inventory exposures which cost $2.4 million, incurred $2.2 million of costs due primarily to downtime and spoilage stemming from an equipment failure at the Allentown pouch facility, incurred $0.2 million of costs as a result of a non-recurring logistical issue reported in the third quarter, and also recognized $4.0 million in higher costs as a result of the acquisition accounting adjustment related to the Sunrise’s inventory sold subsequent to the acquisition date. The Company also incurred $1.9 million in expansion and start-up costs related to our east coast aseptic and premium juice facilities, and recognized a benefit from the reversal of stock-based compensation which was mostly offset by costs associated with ongoing litigation. Excluding these items, operating income during the fourth quarter would have been approximately $8.8 million, or 2.8% of revenues.

The Company reported a loss from continuing operations for the fourth quarter of 2015 of $13.6 million, or $0.16 per common share, compared to earnings from continuing operations of $5.1 million, or $0.07 per diluted common share during the fourth quarter of 2014. Excluding the unusual items noted above, as well as other expenses related primarily to business acquisitions, severance and asset disposal charges, offset by gains related to the benefit of previously unrecognized tax benefits, Adjusted Earnings¹ were $2.4 million or $0.03 per diluted share, compared to Adjusted Earnings¹ of $5.0 million or $0.07 per share in the fourth quarter of 2014.

Adjusted EBITDA¹ for the fourth quarter of 2015 was $14.2 million compared to Adjusted EBITDA¹ of $9.5 million in the fourth quarter of 2014.

The results of operations of Opta Minerals for the current and prior fiscal periods have been reported in discontinued operations in our consolidated statements of operations. For the fourth quarter of 2015 the loss from discontinued operations was $16.5 million, or $0.19 per common share, reflects the results of Opta Minerals as well as the non-cash loss recognized on classification as held for sale, net of non-controlling interest and taxes. The loss from discontinued operations in the fourth quarter of 2014 of $6.9 million or $0.10 per common share reflects the results of Opta Minerals net of non-controlling interest, as well as a gain recognized on the sale of the Company’s former fiber business, all net of taxes.

Fiscal 2015 Results

Revenues for fiscal 2015 increased 3.8% to $1.145 billion compared to $1.103 billion during fiscal 2014. It is important to note that fiscal 2015 included 52 weeks, while 2014 included 53 weeks. After adjusting for the impact of changes including the additional week in 2014, commodity prices, foreign exchange rates, acquired businesses and product rationalizations, consolidated revenues increased 4.1% . The increase in revenues was primarily due to stronger demand for organic ingredients in the U.S. and Europe, offset by lower sunflower and grain-based ingredient volumes and lower volumes for consumer-based aseptic beverage and frozen food retail products.

Operating income¹ for fiscal 2015 was $21.3 million, or 1.9% of revenues, compared to $41.7 million, or 3.8% of revenues in fiscal 2014. Excluding the unusual items previously noted, updated for the full year impact of those items, operating income would have been approximately $37.1 million or 3.2% of revenues in fiscal 2015.

The Company reported a loss from continuing operations of $3.0 million, or $0.04 per common share, compared to earnings from continuing operations of $19.3 million, or $0.28 per diluted common share, during fiscal 2014. Excluding items which are not reflective of normal operations, Adjusted Earnings¹ were $19.0 million or $0.26 per diluted common share in fiscal 2015, compared to $26.4 million or $0.38 per diluted share in 2014.

Adjusted EBITDA¹ for fiscal 2015 was $62.2 million compared to Adjusted EBITDA¹ of $61.2 million in fiscal 2014.

2016 Operational Goals:

•

Increasing gross margin in the healthy beverages category by at least $6 million in juice and achieving double-digit growth rates in non-dairy aseptic product sales now that expansions have been completed.

•	Integrating Sunrise Growers successfully and delivering $5.0 million to 7.0 million of forecasted synergies.
•	Growing the fruit snacks business within healthy snacks by at least 10%.
•	Delivering at least $10 million in new product sales from pro-active innovation while reducing cost of goods sold.
•	Holding selling, general and administrative expenses at or below 8% of revenues.

Balance Sheet and Cash Flow

At January 2, 2016 SunOpta’s balance sheet reflected total assets of $1.219 billion, total debt of $482.8 million, and a total debt to equity ratio of 1.15 to 1.00. For the year, Adjusted EBITDA¹ was $62.2 million which includes the results of businesses acquired in 2015 from the date of acquisition. At January 2, 2016 leverage was approximately five times pro forma Adjusted EBITDA¹ after factoring in the run-rate EBITDA of acquired businesses and cost synergies expected to be realized in 2016. SunOpta continues to expect to de-lever 1.0 to 1.5 times over the next 12 to 18 months through a combination of EBITDA growth and positive cash flow resulting in debt reduction.

For fiscal 2015, SunOpta generated cash flows from continuing operations of $26.4 million as compared to $17.5 million in 2014. Excluding the after-tax cash impact of approximately $11.1 million of costs not reflective of normal operations that affected earnings during the year, cash flows from continuing operations would have been approximately $37.5 million in 2015. In addition, during 2015 the Company incurred cash financing costs of $16.0 million related primarily to the acquisition of Sunrise Growers.

Included in total debt is $320 million in the form of a second lien loan which has been classified as long-term debt. On October 9, 2015 SunOpta borrowed $330 million of second lien debt to fund part of the purchase price of Sunrise Growers. This debt matures on October 9, 2016 and, if not re-financed prior to the maturity date, and no event of default exists, then any amount of this debt still outstanding at maturity will automatically convert into term loans that would mature on October 9, 2022. Under the terms of our financing arrangements, our lenders may demand that we enter into alternative long-term financing to replace the second lien debt prior to October 9, 2016, however in either case, the interest rate on this tranche of debt cannot exceed 9.5% per annum. Subject to covenants that exist within our first lien credit facilities we have the ability to repay second lien debt, and during the fourth quarter we repaid $10.0 million principal amount of the second lien loan.

On February 11, 2016 the Company successfully entered into a new, committed, five year asset-based credit facility that replaced its previous North American and European operating credit facilities. The new facility is $350 million in size and provides the Company with increased borrowing capacity at lower interest rates than the previous credit facilities.

Conference Call with accompanying presentation

SunOpta plans to host a conference call at 9:00 A.M. eastern time on Tuesday, March 1, 2016, to discuss the fourth quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at www.sunopta.com. The presentation that will accompany the conference call can be downloaded at http://investor.sunopta.com.

To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at SunOpta’s website.

1See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our focus on strengthening operational efficiency and execution, expanding margins and optimizing our portfolio and business structure, our 2016 operational goals and our intention to de-lever our business over the net 12 to 18 months. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “continue”, “confident”, “should”, “believe”, “would”, “may”, “plans”, "expect", “will”, "anticipate", "estimate", "intend", "project", "potential", "continue", "might", "predict" or other similar terms and phrases intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, risks associated with acquisitions generally such failure to retain key management and employees of Sunrise Growers and Niagara Natural; issues or delays in the successful integration of the operations, systems and personnel of Sunrise Growers and Niagara Natural with those of the Company including incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement growth strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management and continuous improvement initiatives; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; inability to re-finance or replace our second lien loan on satisfactory terms or at all; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.
Rob Litt, Director Global Communications
Tel: 952-893-7863
Rob.litt@sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarter and year ended January 2, 2016 and January 3, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended		Year ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
	$	$	$	$

Revenues	316,378	250,571	1,145,134	1,102,745

Cost of goods sold	291,148	226,931	1,034,772	980,640

Gross profit	25,230	23,640	110,362	122,105

Selling, general and administrative expenses	24,723	19,777	85,754	80,365
Intangible asset amortization	2,846	474	4,951	2,036
Other expense (income), net	7,758	(164)	12,151	(2,220)
Foreign exchange gain	(595)	(842)	(1,641)	(1,993)

Earnings (loss) from continuing operations before the following	(9,502)	4,395	9,147	43,917

Interest expense, net	12,498	696	15,669	3,943
Impairment loss on investment	-	-	-	8,441

Earnings (loss) from continuing operations before income taxes	(22,000)	3,699	(6,522)	31,533

Provision for (recovery of) income taxes	(8,228)	(1,280)	(3,390)	12,043

Earnings (loss) from continuing operations	(13,772)	4,979	(3,132)	19,490

Loss from discontinued operations, net of income taxes and non-controlling interest	(16,516)	(8,812)	(19,475)	(8,092)
Gain on sale of discontinued operations, net of income taxes	-	1,898	-	1,898

Loss from discontinued operations attributable to SunOpta Inc.	(16,516)	(6,914)	(19,475)	(6,194)

Earnings (loss)	(30,288)	(1,935)	(22,607)	13,296

Earnings (loss) attributable to non-controlling interests	(220)	(72)	(136)	195

Earnings (loss) attributable to SunOpta Inc.	(30,068)	(1,863)	(22,471)	13,101

Earnings (loss) per share – basic
- from continuing operations	(0.16)	0.08	(0.04)	0.29
- from discontinued operations	(0.19)	(0.10)	(0.27)	(0.09)
	(0.35)	(0.03)	(0.31)	0.20

Earnings (loss) per share – diluted
- from continuing operations	(0.16)	0.07	(0.04)	0.28
- from discontinued operations	(0.19)	(0.10)	(0.27)	(0.09)
	(0.35)	(0.03)	(0.31)	0.19

Weighted-average number of shares outstanding (000s)
- basic	85,361	67,054	72,408	66,835
- diluted	85,361	68,689	72,463	68,371

SunOpta Inc.
Consolidated Balance Sheets
As at January 2, 2016 and January 3, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars)

	January 2, 2016	January 3, 2015
	$	$

ASSETS
Current assets
Cash and cash equivalents	2,274	7,768
Accounts receivable	117,412	106,970
Inventories	371,223	229,770
Prepaid expenses and other current assets	20,088	17,027
Current income taxes recoverable	21,728	1,373
Current assets held for sale	64,330	60,688
Total current assets	597,055	423,596

Property, plant and equipment	176,513	112,492
Goodwill	241,690	29,082
Intangible assets	195,008	13,755
Deferred income taxes	958	7,830
Other assets	7,979	4,878
Non-current assets held for sale	-	49,317

Total assets	1,219,203	640,950

LIABILITIES
Current liabilities
Bank indebtedness	159,773	78,454
Accounts payable and accrued liabilities	151,831	110,867
Customer and other deposits	5,322	4,127
Income taxes payable	1,720	3,090
Other current liabilities	1,521	3,087
Current portion of long-term debt	1,773	1,042
Current portion of long-term liabilities	5,243	-
Current liabilities held for sale	52,486	35,661
Total current liabilities	379,669	236,328

Long-term debt	321,222	3,539
Long-term liabilities	17,809	1,086
Deferred income taxes	74,324	11,669
Non-current liabilities held for sale	-	35,000
Total liabilities	793,024	287,622

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	297,987	190,668
Additional paid-in capital	22,327	22,490
Retained earnings	106,838	129,309
Accumulated other comprehensive loss	(6,113)	(1,778)
	421,039	340,689
Non-controlling interests	5,140	12,639
Total equity	426,179	353,328

Total equity and liabilities	1,219,203	640,950

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarter and year ended January 2, 2016 and January 3, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars)

		Quarter ended		Year ended

	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Earnings (loss)	(30,288)	(2,094)	(22,607)	13,296
Loss from discontinued operations	(16,516)	(6,915)	(19,475)	(6,194)
Earnings (loss) from continuing operations	(13,772)	4,821	(3,132)	19,490
Items not affecting cash:
Depreciation and amortization	4,268	3,957	21,007	15,641
Amortization of debt issuance costs	5,895	-	5,895	375
Acquisition accounting adjustment on inventory sold	4,000	-	4,000	-
Deferred income taxes	(4,735)	(6,039)	(4,038)	(3,489)
Stock-based compensation	534	1,359	4,366	3,906
Unrealized loss on derivative instruments	677	(1,845)	143	176
Impairment loss on investment	-	-	-	8,441
Gain (loss) on disposal of assets	232	(368)	251	(1,386)
Fair value of contingent consideration	646	-	884	(1,373)
Other	(858)	(615)	739	27
Changes in non-cash working capital, net of business acquired	29,180	(16,271)	(3,685)	(24,318)
Net cash flows from operations - continuing operations	26,067	(15,001)	26,430	17,490
Net cash flows from operations - discontinued operations	(603)	1,230	4,814	7,325
	25,464	(13,771)	31,244	24,815
Investing activities
Acquisition of businesses, net of cash acquired	(470,994)	-	(490,715)	-
Purchases of property, plant and equipment	(9,345)	(6,911)	(31,186)	(17,671)
Proceeds from the disposal of assets	114	145	1,138	5,833
Acquisition of non-controlling interest	-	-	(733)	-
Payment of contingent consideration	(204)	(271)	(204)	(800)
Decrease in long-term investment, net	-	1,135	-	264
Other	(258)	453	(89)	(76)
Net cash flows from investing activities - continuing operations	(480,687)	(5,449)	(521,789)	(12,450)
Net cash flows from investing activities - discontinued operations	(11)	35,980	(1,235)	34,538
	(480,698)	30,531	(523,024)	22,088
Financing activities
Increase (decrease) under line of credit facilities	54,718	(11,294)	85,968	(40,953)
Borrowings under long-term debt	330,135	-	330,135	-
Repayment of long-term debt	(10,296)	(70)	(11,018)	(910)
Proceeds from the issuance of common shares, net	(1,264)	-	94,080	-
Proceeds from the exercise of stock options	406	62	3,884	3,058
Proceeds from the exercise of warrants	-	-	3,879	-
Financing costs	(13,778)	(34)	(15,966)	(34)
Other	(323)	401	(781)	244
Net cash flows from financing activities - continuing operations	359,598	(10,935)	490,181	(38,595)
Net cash flows from financing activities - discontinued operations	668	(3,582)	(4,304)	(7,066)
	360,266	(14,517)	485,877	(45,661)

Foreign exchange gain (loss) on cash held in a foreign currency	(40)	266	(54)	159
Increase (decrease) in cash and cash equivalents in the period	(95,008)	2,509	(5,957)	1,401
Discontinued operations cash activity included above:
Add: Balance included at beginning of period	1,626	3,907	2,170	4,084
Less: Balance included at end of period	(1,707)	(2,170)	(1,707)	(2,170)
Cash and cash equivalents - beginning of the period	97,363	3,522	7,768	4,453
Cash and cash equivalents - end of the period	2,274	7,768	2,274	7,768

SunOpta Inc.
Segmented Information
For the quarter and year ended January 2, 2016 and January 3, 2015
Unaudited
(Expressed in thousands of U.S. dollars)

		Quarter ended		Year ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	143,485	141,826	610,890	619,066
Consumer Products	172,893	108,745	534,244	483,679
Total segment revenues from external customers	316,378	250,571	1,145,134	1,102,745

Segment gross margin:
Global Ingredients	13,236	15,769	66,461	63,591
Consumer Products	11,994	7,871	43,901	58,514
Total segment operating income	25,230	23,640	110,362	122,105

Segment operating income (loss):
Global Ingredients	4,250	7,020	28,184	26,274
Consumer Products	(1,907)	460	3,208	27,872
Corporate Services	(4,088)	(3,248)	(10,094)	(12,449)
Total segment operating income (loss)	(1,745)	4,232	21,298	41,697

Segment operating income percentage:
Global Ingredients	3.0%	4.9%	4.6%	4.2%
Consumer Products	(1.1% )	0.4%	0.6%	5.8%
Total segment operating income	(0.6% )	1.7%	1.9%	3.8%

(Segment operating income (loss) is defined as “Earnings (loss) from continuing operations before the following” excluding the impact of “Other expense (income), net”.)

1Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and Adjusted EBITDA as additional information about its operating results, which are not measures in accordance with U.S. GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company's core operating performance. The non-GAAP measures of segment operating income, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The Company defines segment operating income as "earnings/(loss) from continuing operations before the following" excluding the impact of other income/expense items; EBITDA as segment operating income plus depreciation and amortization; and Adjusted EBITDA as EBITDA excluding certain charges and gains that affect the comparability of operating performance. The following is a tabular presentation of segment operating income, EBITDA, and Adjusted EBITDA, including a reconciliation to earnings (loss) from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

		Quarter ended		Year ended
	January 2,	January 3,	January 2,	January 3,
	2016	2015	2016	2015
	$	$	$	$

Earnings (loss) from continuing operations	(13,772)	4,979	(3,132)	19,490
Provision for (recovery of) income taxes	(8,228)	(1,280)	(3,390)	12,043
Interest expense, net	12,498	696	15,669	3,943
Other expense (income), net	7,758	(164)	12,151	(2,220)
Impairment loss on investment	-	-	-	8,441
Total segment operating income (loss)	(1,744)	4,231	21,298	41,697
Depreciation and amortization	4,268	3,957	21,007	15,641
Stock based compensation (a)	534	1,359	3,512	3,906
EBITDA	3,058	9,547	45,817	61,244
Adjustments (b)	11,159	-	16,414	-
Adjusted EBITDA	14,217	9,547	62,231	61,244

(a) $0.9 million of stock based compensation is reported in Other expense for the year ended January 2, 2016.
(b) The adjustments include all adjustments in the table "Reconciliation of GAAP Results to Adjusted Earnings and Adjusted earnings per diluted share" that affect cost of goods sold and selling, general and administrative expenses, except for the reversal of stock-based compensation expense.

The Company also reported Adjusted Earnings from Continuing Operations and Adjusted earnings per diluted share for the years ended January 2, 2016 and January 3, 2015. Adjusted earnings and Adjusted earnings per diluted share are also non-GAAP financial measures. When assessing our financial performance, we use an internal measure that excludes the results of discontinued operations as well as other charges and gains that we believe are not reflective of normal operations. This information is provided in order to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as Company management. Adjusted Earnings and Adjusted earnings per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of Adjusted Earnings and Adjusted Earnings per diluted share, including a reconciliation to U.S. GAAP earnings (loss) attributable to SunOpta Inc. and U.S. GAAP earnings (loss) attributable to SunOpta Inc. on a per diluted share basis, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

Items affecting comparability of operating performance

For the quarter and year ended January 2, 2016, in addition to the results of discontinued operations, the Company recognized other expenses related primarily to business acquisitions, severance and asset disposal charges, expansion and start-up costs related to our east coast aseptic and premium juice facilities, inventory reserves and low margin sales to reduce inventory exposures on certain organic raw materials, downtime and other costs associated equipment failure, demurrage, detention and other related expenses in connection with trans-loading capacity constraints on imported and exported product, and ongoing litigation costs. Also for the quarter and year ended January 2, 2016, the Company recognized gains related to the benefit of previously unrecognized tax benefits and the reversal of stock-based compensation expense. We do not believe these charges and gains are reflective of normal business operations. These charges and gains have been excluded to arrive at Adjusted Earnings and Adjusted Earnings per diluted share.

For the quarter and year ended January 3, 2015, in addition to the results of discontinued operations, the Company recognized other expense (and income) related primarily to gains related to assets sales and the settlement of a remaining earn out related to a previous acquisition. As well, the Company recognized an impairment of investment during the third quarter of 2014. We do not believe these charges and gains are reflective of normal business operations and have been excluded to arrive at Adjusted Earnings and Adjusted Earnings per diluted share.

Reconciliation of GAAP Results to Adjusted Earnings and Adjusted earnings per diluted share

		Adjusted
	Quarter ended	earnings per
	January 2, 2016	diluted share
	$	$
Loss attributable to SunOpta Inc.	(30,068)	(0.35)
Loss from discontinued operations attributable to SunOpta Inc.	16,516	0.19
Loss from continuing operations attributable to SunOpta Inc.	(13,552)	(0.16)
Adjusted for:
Plant expansion and start-up costs(a)	1,861
Downtime, spoilage, and other costs due to equipment failure(a)	2,219
Inventory reserves and low margin sales to reduce inventory exposures(a)	2,367
Demurrage, detention and other related expenses(a)	180
Professional fees related to ongoing litigation and other activities(b)	532
Reversal of stock-based compensation expense(b)	(579)
Costs related to business acquisitions(c)	15,620
Other expense	1,563
Net income tax effect of preceding adjustments	(6,940)
Change in unrecognized tax benefits	(855)
Adjusted earnings	2,416	0.03

		Adjusted
	Quarter ended	earnings per
	January 3, 2015	diluted share
	$	$
Loss attributable to SunOpta Inc.	(1,863)	(0.03)
Loss from discontinued operations attributable to SunOpta Inc.	6,914	0.10
Earnings from continuing operations attributable to SunOpta Inc.	5,051	0.07
Adjusted for:
Other income	(164)
Net income tax effect of preceding adjustments	89
Adjusted earnings	4,976	0.07

(a)	Included in cost of goods sold.
(b)	Included in selling, general and administrative expenses.
(c)

Costs related to business combinations represent costs incurred in connection with the acquisitions of Sunrise, Citrusource and Niagara Natural, of which $4.0 million is included in cost of goods sold, $6.2 million is included in other expense and $5.4 million is included in interest expense.

Reconciliation of GAAP Results to Adjusted Earnings and Adjusted earnings per diluted share

		Adjusted
	Year ended	earnings per
	January 2, 2016	diluted share
	$	$
Loss attributable to SunOpta Inc.	(22,471)	(0.31)
Loss from discontinued operations attributable to SunOpta Inc.	19,475	0.27
Loss from continuing operations attributable to SunOpta Inc.	(2,996)	(0.04)
Adjusted for:
Plant expansion and start-up costs(a)	4,081
Downtime, spoilage, and other costs due to equipment failure(a)	2,219
Inventory reserves and low margin sales to reduce inventory exposures(a)	2,367
Demurrage, detention and other related expenses(a)	2,038
Professional fees related to ongoing litigation and other activities(b)	1,709
Reversal of stock-based compensation expense(b)	(579)
Costs related to business acquisitions(c)	17,192
Other expense	4,384
Net income tax effect of preceding adjustments	(10,598)
Change in unrecognized tax benefits	(855)
Adjusted earnings	18,962	0.26

		Adjusted
	Year ended	earnings per
	January 3, 2015	diluted share
	$	$
Earnings attributable to SunOpta Inc.	13,101	0.19
Loss from discontinued operations attributable to SunOpta Inc.	6,194	0.09
Earnings from continuing operations attributable to SunOpta Inc.	19,295	0.28
Adjusted for:
Impairment loss on investment	8,441
Other income	(2,220)
Net income tax effect of preceding adjustments	901
Adjusted earnings	26,417	0.38

(a)	Included in cost of goods sold.
(b)	Included in selling, general and administrative expenses.
(c)

Costs related to business combinations represent costs incurred in connection with the acquisitions of Sunrise, Citrusource and Niagara Natural, of which $4.0 million is included in cost of goods sold, $7.8 million is included in other expense and $5.4 million is included in interest expense.